                                                                EXHIBIT 2(c)


                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                       EMPLOYEE SERVICES OF AMERICA, INC.,

                       EMPLOYEE SERVICES OF FLORIDA, INC.,

                        EMPLOYERS RISK MANAGEMENT, INC.,

                       EMPLOYEE BENEFITS MANAGEMENT, INC.,

                     EMPLOYERS' DIVERSIFIED SERVICES, INC.,

            THE SHAREHOLDERS AND OPTION HOLDERS OF EMPLOYEE SERVICES
                                OF AMERICA, INC.

                                       and

                               NOVARESOURCE, INC.

                                TABLE OF CONTENTS


SECTION                                                                     PAGE

I     PURCHASE AND SALE OF THE SHARES.....................................     2

II    REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
      THE COMPANY.........................................................     7

III   REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
      THE SHAREHOLDERS....................................................    21

IV    REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
      THE PURCHASER.......................................................    23

V     CONDUCT OF THE BUSINESS.............................................    25

VI    ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
      COMPANY, THE SHAREHOLDERS AND THE PURCHASER.........................    28

VII   CLOSING.............................................................    29

VIII  CONDITIONS TO THE SHAREHOLDERS' OBLIGATION TO CLOSE.................    29

IX    CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE...................    32

X     INDEMNIFICATION.....................................................    33

XI    NON-COMPETITION AGREEMENT...........................................    36

XII   BROKERS AND FINDERS.................................................    37

XIII  MISCELLANEOUS.......................................................    38


                                    SCHEDULES

  I.   CONSIDERATION
 II.   EARN-OUT PAYMENTS
III.   ADDITIONAL PAYMENTS; EXAMPLES OF EARN-OUT COMPUTATIONS

                         AGREEMENT OF PURCHASE AND SALE


                  THIS AGREEMENT dated as of the 24th day of January, 1997 by and among Employee Services of America, Inc. a Florida corporation ("ESA"), Employee Services of Florida, Inc., a Florida corporation ("ESF"), Employers Risk Management, Inc., a Florida corporation ("ERM"), Employee Benefits Management, Inc., a Florida corporation ("EBM"), Employers' Diversified Services, Inc., a Florida corporation ("EDSI"), and the other shareholders and non-shareholder option holders set forth on the signature pages hereto (each, a "Shareholder", and collectively, the "Shareholders"), and NovaResource, Inc., a Delaware corporation (the "Purchaser").


                              W I T N E S S E T H:


                  WHEREAS, the Shareholders are the holders of an aggregate of 428,747 shares of common stock, $.01 par value (the "Common Stock"), of ESA, which shares constitute all of the issued and outstanding shares of capital stock of ESA, and options to purchase 146,811 shares of Common Stock, which options constitute all of the issued and outstanding options to purchase shares of capital stock of ESA (all such shares and such options to purchase shares of Common Stock held by the Shareholders being hereinafter referred to as the "ESA Shares");

                  WHEREAS, ESF is a wholly owned subsidiary of ESA (ESA, ESF, ESA's other subsidiaries (together with ESF, the "Subsidiaries"), ERM and EBM are hereinafter collectively referred to as the "Company");

                  WHEREAS, EDSI is the holder of 428,747 shares of common stock, $.01 par value (the "ERM Common Stock"), of ERM and 428,747 shares of common stock, $.01 par value (the "EBM Common Stock"), of EBM (all such shares of ERM Common Stock and EBM Common Stock held by EDSI being hereinafter referred to as the "ERM Shares" and the "EBM Shares", respectively; the ERM Shares, the EBM Shares and the ESA Shares are collectively referred to as the "Shares");

                  WHEREAS, ESA and the Subsidiaries are a professional employer organization and are engaged in the business, among other things, of providing businesses with an outsourcing solution to the costs related to employment and human resources and related activities in the State of Florida (such activities as conducted by ESA and the Subsidiaries on the date of the Closing (as hereinafter defined) being hereinafter referred to as the "ESA Business");
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                                                                               2


                  WHEREAS, ERM is engaged in the business, among other things, of providing risk management consulting services to businesses in the State of Florida (such activities as conducted by ERM on the date of the Closing being hereinafter referred to as the "ERM Business");

                  WHEREAS, EBM is engaged in the business, among other things, of providing employee benefit plans, and administration and consulting services in connection therewith, to businesses in the State of Florida (such activities as conducted by EBM on the date of the Closing being hereinafter referred to as the "EBM Business;" the ESA Business, the ERM Business and the EBM Business are collectively referred to herein as the "Business"); and

                  WHEREAS, effective on the date of the Closing, the Purchaser desires to acquire from the Shareholders all of the Shares, and each of the Shareholders desires to sell his respective Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

I

         PURCHASE AND SALE OF THE SHARES

                  A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each of the Shareholders shall sell, assign and convey to the Purchaser and the Purchaser shall purchase, acquire and accept from the Shareholders, such Shareholder's Shares.

                  B. Purchase Price. (i) The purchase price (the "Purchase Price") for the Shares is (a) $12,000,000 in cash, payable to the Shareholders (in the amounts set forth on Schedule I hereto) at the Closing, (b) $10,000,000 in cash, payable in accordance with subsection (iii) below (the "Additional Cash"), (c) 375,000 shares (the "NovaResource Shares") of the common stock, $.01 par value (the "NovaResource Common Stock"), of the Purchaser, payable to the Shareholders in the numbers of shares set forth on Schedule I hereto at the Closing; and (d) the contingent payments, if any, provided for in Section I(C) and I(D) hereof (such payments, the "Earn-Out Payments").
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                                                                               4


(i) If prior to and on December 31, 1998 the NovaResource Common Stock is not
(a) listed or admitted to trading on a national securities exchange, (b) listed on the National Market System of the Nasdaq Stock Market, Inc. ("NASDAQ") or (c) traded in the NASDAQ SmallCap Market, each of the Shareholders will have the right to require the Purchaser to purchase all (but not less than all) of the NovaResource Shares owned by such Shareholder at a purchase price of $16 per NovaResource Share. Notwithstanding that the NovaResource Common Stock is so listed, admitted to trading or traded, each of the Shareholders shall continue to have the put right set forth in this clause (ii), subject to the other terms and conditions contained in this clause (ii), in the event that (x) the IPO (as hereinafter defined) shall have occurred prior to or on December 31, 1998 at an initial offering price to the public of less than $16 per share of NovaResource Common Stock or the closing price per share for the NovaResource Common Stock on December 31, 1998 shall be less than $16 per share and (y) prior to the closing of the IPO, the Purchaser shall have ceased to be controlled, directly or indirectly, by NovaCare, Inc., a Delaware corporation ("NovaCare"). Such right to require the Purchaser to purchase NovaResource Shares shall be exercised by written notice to the Purchaser no later than January 31, 1999. No later than twenty (20) business days after receipt by the Purchaser of such notice, at such place and time as shall be mutually agreed to by the Purchaser and a Shareholder who has exercised his right to require that the Purchaser purchase his NovaResource Shares, the exercising Shareholder shall deliver to the Purchaser the NovaResource Shares owned by such Shareholder in due and proper form for transfer, against delivery by the Purchaser of a cashier's or official bank check payable to the order of, or a wire transfer to an account designated by, such Shareholder in the amount of $16 per NovaResource Share being sold by such Shareholder. The agreements contained in this clause (ii) shall be null and void and of no force and effect with respect to a Shareholder if such Shareholder shall have disposed of any of the NovaResource Shares prior to December 31, 1998 other than pursuant to Section 2(b) (but only as a result of the Shareholder's death) or 5 of the Stockholders Agreement (as hereinafter defined) or in a transaction exempt from registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in which all transferees agree to be bound by all the terms and conditions of this Agreement and the Stockholders Agreement, including, but not limited to, the Purchaser's right of offset for Damages contained in Section X hereof.

                  (iii) The Additional Cash shall be paid by the Purchaser to the Shareholders on the earlier of (a) ten (10) days after the closing of the initial underwritten offering (the "IPO") of the NovaResource Common Stock to the public for cash or (b) December 31, 1997, by delivery to each of the Shareholders of a cashier's check payable to, or a wire transfer to an account designated by, such Shareholder, in the amount of the portion of the Additional Cash set forth opposite such Shareholder's name on Schedule I hereto.

                  C. Earn-Out Payments. As additional payment for the Shares, subject to the conditions set forth herein and in Schedule II hereto, within twenty (20) days after March 31, 1997 and March 31, 1998, respectively (each, an "Earn-Out Date"), the Purchaser shall deliver to the Shareholders (in the percentage amounts set forth opposite each such Shareholder's name in Schedule I hereto) the Earn-Out Payments, if any, payable with respect to such Earn-Out Date. The amount of the Earn-Out Payments payable to the Shareholders on each Earn-Out Date shall be (i) based upon the achievement by the Company of targeted "worksite employee numbers" (as hereinafter defined) and (ii) determined in accordance with the provisions hereof and Schedule II hereto. Each of the Earn-Out Payments, if earned, shall be made by delivery to each of the Shareholders of (x) a cashier's or official bank check payable to, or a wire transfer to an account designated by, such Shareholder and (y) a certificate representing shares of the NovaResource Common Stock, registered in the name of such Shareholder, in each case, in such amounts of cash and such numbers of shares as are determined in accordance with Schedules I and II hereto.

                  D. Additional Payments; Shortfall. (i) In addition to the consideration set forth in Section I(C) hereof, subject to the conditions set forth herein and in Schedule III hereto, with respect to each of the Earn-Out Dates of March 31, 1997 and March 31, 1998, respectively, if the Company shall have achieved "worksite employee numbers" greater than the 1997 Target Amount and 1998 Target Amount (as each such term is defined in Schedule II hereto), respectively, the Purchaser shall deliver to the Shareholders (in the percentage amounts set forth opposite each such Shareholder's name in Schedule I hereto), at the same time the Earn-Out Payments set forth in Section I(C) hereof are made (and only if such Earn-Out Payments are required to be made), as additional payment for the Shares, the additional payments (the "Additional Payments") provided for in Schedule III hereto. Each of the Additional Payments, if earned, shall be made by delivery to each of the Shareholders of (i) a cashier's or official bank check payable to, or a wire transfer to an account designated by, such Shareholder and (ii) a certificate representing shares of NovaResource Common Stock registered in the name of such Shareholder, in each case, in such amounts of cash and such number of shares as are determined in accordance with Schedules I and III hereto.

                  (i) In the event that there shall be a "Shortfall" (as hereinafter defined) with respect to the 1997 Target Amount, and the Company shall achieve worksite employee numbers on the Earn-Out Date of March 31, 1998 (the "Excess Date") in excess of the applicable Target Amount for the Excess Date (the "Excess Amount"), at the option of the Shareholders (unanimously exercised), the Earn-Out Payments with respect to such Excess Date shall be computed by adding (i) the amount of the Earn-Out Payments which would have been payable pursuant to Section I(C) for the Earn-Out Date of March 31, 1997, in excess of that actually paid, if the Business had worksite employee numbers equal to the worksite employee numbers actually achieved in the prior period plus the Excess Amount carried back, if any, which Excess Amount shall not exceed the Shortfall, and (ii) the Earn-Out Payments, if any, which would be payable pursuant to Section I(C) with respect to the Excess Date if the worksite employee numbers of the Company with respect to the Excess Date were reduced by the Excess Amount carried back. Such option shall be exercised by the Shareholders by delivering written notice executed by all of the Shareholders to the Purchaser no later than fifteen (15) days after the Shareholders are notified by the Purchaser of the worksite employee numbers for such Excess Date. For purposes hereof, "Shortfall" shall mean the amount by which the Company fails to achieve worksite employee numbers at least equal to the 1997 Target Amount.

                  E. Computation of Worksite Employee Numbers; Certain Adjustments. The Purchaser shall, within ten (10) days after each Earn-Out Date, compute the worksite employee numbers of the Company for each such Earn-Out Date and provide those numbers to the Shareholders within five (5) days after their computation. The amount so computed shall be the worksite employee numbers for purposes of determining whether or not Earn-Out Payments shall be due and payable. For purposes of this Agreement, "worksite employee numbers" shall mean the number of persons paid as employees of all of the clients of the Company for which the Company paid such employees' wages during the month ending on such Earn-Out Date.

                  Notwithstanding the determination of worksite employee numbers for any Earn-Out Date by the Purchaser, the Shareholders shall have the right to receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such worksite employee numbers (which dispute shall be resolved as provided in Section XIII(G) hereof), have the right to review all work papers relating to the determination of the worksite employee numbers.

                  F. Additional Cash Adjustment. If on December 31, 1998, the NovaResource Common Stock is not (a) listed or admitted to trading on a national securities exchange, (b) listed on the NASDAQ National Market System or (c) traded in the NASDAQ SmallCap Market, each of the Shareholders will have the right to require the Purchaser to purchase all (but not less than all) shares, if any, of NovaResource Common Stock issued by the Purchaser to such Shareholder in connection with the Earn-Out Payments and the Additional Payments, if any, at a purchase price of $16 per share of NovaResource Common Stock. Notwithstanding that the NovaResource Common Stock is so listed, admitted to trading or traded, each of the Shareholders shall continue to have the put right set forth in this
Section I(F), subject to the other terms and conditions contained in this
Section I(F), in the event that (x) the IPO shall have occurred prior to or on December 31, 1998 at an initial offering price to the public of less than $16 per share of NovaResource Common Stock or the closing price per share for the NovaResource Common Stock on December 31, 1998 shall be less than $16 per share and (y) prior to the closing of the IPO, the Purchaser shall have ceased to be controlled, directly or indirectly, by NovaCare. Such right to require the Purchaser to purchase such shares of NovaResource Common Stock shall be exercised by written notice to the Purchaser no later than January 31, 1999. No later than twenty (20) business days after receipt by the Purchaser of such notice, at such place and time as shall be mutually agreed to by the Purchaser and a Shareholder who has exercised his right to require that the Purchaser purchase his shares of NovaResource Common Stock, the exercising Shareholder shall deliver to the Purchaser such shares of NovaResource Common Stock in due and proper form for transfer, against delivery by the Purchaser of a cashier's or official bank check payable to the order of, or a wire transfer to an account designated by, such Shareholder in the amount of $16 per share of NovaResource Common Stock being sold by such Shareholder. The agreements contained in this paragraph shall be null and void and of no force and effect with respect to a Shareholder if such Shareholder shall have disposed of any of such shares of NovaResource Common Stock prior to December 31, 1998 other than pursuant to
Section 2(b) (but only as a result of such Shareholder's death) or 5 of the Stockholders Agreement or in a transaction exempt from registration pursuant to the Securities Act, in which all transferees agree to be bound by all the terms and conditions of this Agreement and the Stockholders Agreement, including, but not limited to, the Purchaser's right of offset for Damages contained in Section X hereof.

                  G. Corporate Reorganization; Etc. Numbers of shares of NovaResource Common Stock (including the NovaResource Shares) and prices per share set forth in this Agreement shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the NovaResource Common Stock. Fractional shares shall be rounded to the nearest whole share.

                  In the event of the consolidation or merger of the Purchaser with or into another entity or the acquisition of all or substantially all the assets of the Purchaser by another person prior to the making of an Earn-Out Payment (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the NovaResource Common Stock), the Purchaser shall have the option to pay the Shareholders at such time as a payment is due pursuant to Sections I(C) or I(D) hereof, in lieu of the NovaResource Common Stock provided for in such Sections, the consideration per share in the form (in stock or cash or other consideration) payable to the other holders of NovaResource Common Stock in connection with such transaction, in each case, multiplied by the number of shares of the NovaResource Common Stock deliverable to the Shareholders provided for in such Sections; notwithstanding the foregoing, in the event that such consolidation, merger or acquisition occurs prior to the IPO, each of the Shareholders shall have the right to receive cash (which right shall be exercised by such Shareholder by notifying the Purchaser at least five business days before the relevant Earn-Out Date), at the rate of $16 per share for the shares of NovaResource Common Stock to which such Shareholder would have been entitled pursuant to Sections I(C) or I(D) hereof.


II
                          REPRESENTATIONS, WARRANTIES,;
                     COVENANTS AND AGREEMENTS OF THE COMPANY

                  The Company hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                  A. Organization and Qualification. Each of ESA, the Subsidiaries, ERM and EBM is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in
Exhibit II(A) and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify would have an adverse effect on its businesses or financial condition taken as a whole in excess of $25,000 with respect to all such failures to qualify (a "Material Adverse Effect"). Except for ESA's ownership of all of the capital stock of the Subsidiaries as set forth on Exhibit II(A) hereto, neither ESA, any of the Subsidiaries, ERM or EBM has any subsidiaries, owns any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. Each of ESA, each of the Subsidiaries, ERM and EBM has full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the portion of the Business conducted by it, except where the failure to have such would not have a Material Adverse Effect, and to enter into and consummate the transactions contemplated under this Agreement. The copies of the articles of incorporation and by-laws of the Company which have been delivered to the Purchaser are complete and correct.

                  B. Authority. The execution and delivery of this Agreement by each of ESA, ESF, ERM and EBM, the performance by each of ESA, ESF, ERM and EBM of its covenants and agreements hereunder and the consummation by each of ESA, ESF, ERM and EBM of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of each of ESA, ESF, ERM and EBM, enforceable against each of ESA, ESF, ERM and EBM in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of ESA, ESF, ERM or EBM or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any material contract or agreement to which ESA, ESF, ERM or EBM is a party or by which ESA, ESF, ERM or EBM or any of the assets of ESA, ESF, ERM or EBM is bound. Except for (i) the filing of a Hart-Scott-Rodino Notification and Report Form (an "H-S-R Form") and the expiration or termination of the related waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), and (ii) the consent of the Florida Department of Business and Professional Regulation, Division of Professions, Board of Employee Leasing Companies (the "Florida Division"), no consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit II(C) attached hereto.

                  D. Capitalization. (i) The authorized capital stock of ESA consists of 800,000 shares of Common Stock, of which 428,747 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of Common Stock are owned beneficially and of record by the Shareholders, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Except as set forth on Exhibit II(D) hereto, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which ESA or any of the Shareholders is bound relating to the issuance, sale or redemption of shares of Common Stock or other securities of ESA. No person other than the Shareholders has any interest in the ESA Shares. Except as set forth on Exhibit II(D) hereto, no shares of capital stock or other securities of ESA are reserved for any purpose.

                            (i)     The authorized capital stock of the
Subsidiaries is as set forth on Exhibit II(A) hereto. All of the issued and outstanding shares of capital stock of the Subsidiaries (the "Subsidiaries Stock") have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of the Subsidiaries Stock are owned beneficially and of record by ESA, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which ESA or any Subsidiary is bound relating to the issuance, sale or redemption of shares of Subsidiaries Stock or other securities of any Subsidiary. No person other than ESA has any interest in the outstanding shares of the Subsidiaries Stock. No shares of capital stock or other securities of any Subsidiary are reserved for any purpose.

                            (ii)    The authorized capital stock of ERM consists
of 800,000 shares of ERM Common Stock, of which 428,747 shares are issued and outstanding. All of the issued and outstanding shares of ERM Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of ERM Common Stock are owned beneficially and of record by EDSI, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which ERM or EDSI is bound relating to the issuance, sale or redemption of shares of ERM Common Stock or other securities of ERM. No person other than EDSI has any interest in the ERM Shares. No shares of capital stock or other securities of ERM are reserved for any purpose.

                           (iii) The authorized capital stock of EBM consists of
800,000 shares of EBM Common Stock, of which 428,747 shares are issued and outstanding. All of the issued and outstanding shares of EBM Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of EBM Common Stock are owned beneficially and of record by EDSI, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which EBM or EDSI is bound relating to the issuance, sale or redemption of shares of EBM Common Stock or other securities of EBM. No person other than EDSI has any interest in the EBM Shares. No shares of capital stock or other securities of EBM are reserved for any purpose.

                  E. Financial Statements; No Undisclosed Liabilities. The Company has delivered to the Purchaser audited combined balance sheets of ESA's predecessor group as of December 31, 1994 and December 31, 1995, an unaudited consolidated balance sheet of ESA as of September 30, 1996, an unaudited balance sheet of ERM as of September 30, 1996 and an unaudited balance sheet of EBM as of September 30, 1996, and the related statements of income, retained earnings and cash flows and the notes thereto, for the periods then ended (hereinafter referred to as the "Financial Statements"). The audited Financial Statements have been audited by Varnadore, Tyler & Hawthorne, P.A., ESA's independent accountants. The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fairly present the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods indicated. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Company of the types normally reflected in balance sheets as at the dates thereof. Except to the extent set forth in or provided for in the consolidated balance sheet of ESA as of September 30, 1996, the balance sheet of ERM as of September 30, 1996 or the balance sheet of EBM as of September 30, 1996 included in the Financial Statements (collectively, the "1996 Balance Sheet") or as identified in Exhibit II(E), and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not, except for any that singly or in the aggregate would not have a Material Adverse Effect. The Company is not aware of any material omissions in the Financial Statements that singly or in the aggregate could have a Material Adverse Effect. A true and correct copy of the Financial Statements is attached hereto as Exhibit II(E).

                  F. Absence of Certain Changes. Except as set forth in Exhibit II(F), subsequent to September 30, 1996, there has not been any (i) adverse or, to the knowledge of the Company, prospective adverse change in the condition of the Company, financial or otherwise, or in the results of the operations of the Company, singly or in the aggregate, that has had or will have a Material Adverse Effect; (ii) damage or destruction (whether or not insured) affecting the properties or business operations of the Company, singly or in the aggregate, having a Material Adverse Effect; (iii) labor dispute or, to the knowledge of the Company, threatened labor dispute involving the employees of the Company; (iv) actual or, to the knowledge of the Company, threatened disputes with any major accounts of the Company, or actual or, to the knowledge of the Company, threatened loss of business from any of the major accounts of the Company, singly or in the aggregate, having a Material Adverse Effect after taking into account any business gained after such date from new accounts or increases in business from existing accounts; (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company; or (vi) other event or condition of any character, known to the Company or any of the Shareholders or which in the exercise of reasonable diligence should be known to the Company, not disclosed in this Agreement pertaining to and, singly or in the aggregate, having a Material Adverse Effect on the Company, the Business or the assets of the Company.

                  G. Liabilities Incurred. Except as disclosed in Exhibit II(G), subsequent to September 30, 1996, the Company has not (i) incurred any bank indebtedness, entered into any loan agreements, material leases or, except in the ordinary course of business consistent with past practices, material contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (ii) permitted any liens or encumbrances to attach to any assets of the Company.

                  H. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or in which the Company has any interest is set forth in Exhibit II(H). All such leased real property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company, except for such defaults, if any, as do not, singly or in the aggregate, constitute a Material Adverse Effect and do not, severally or in the aggregate, materially interfere with the present use of the property subject to such lease or affect the validity, enforceability or assignability of such lease or otherwise impair the Company or the operations of the Business in a manner, singly or in the aggregate, having a Material Adverse Effect. The Company does not have any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit II(H). The Company has not received any written or oral notice to the effect that any lease that provides for renewal will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent than otherwise specifically provided in such lease.

                  I. Title to Assets; Condition of Property. The Company has good title to all its properties and assets, real, personal and mixed, tangible and intangible (in the case of owned real property and the improvements thereon, good and marketable title in fee simple), including, without limitation, the properties and assets reflected in the 1996 Balance Sheet (except for assets leased under leases set forth in Exhibit II(H), assets sold or retired and accounts receivable collected upon, since September 30, 1996 in the ordinary course of business consistent with past practices). The Company leases or owns all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Company and as necessary in the normal course of business. None of the assets or properties of the Company is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit II(I). None of the assets of the Company (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which is likely, singly or in the aggregate, to have a Material Adverse Effect. Except as set forth in Exhibit II(I), the Company owns or leases all the properties and assets which have been located at or on any of the leased premises of the Company at any time since September 30, 1996.

                  J. Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. The Company has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon), except where any such failure to pay, singly or in the aggregate, would not have a Material Adverse Effect. There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements, and the amount of the Company's unpaid Taxes does not exceed the accrual for Taxes reflected in the Financial Statements for the period ended December 31, 1995. Since the date of the 1996 Balance Sheet, the Company has not incurred any Tax liability other than in the ordinary course of business. No Tax Return of the Company has ever been audited. No deficiency in Taxes for any period has been asserted by any Taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit II(J)), no written inquiries or notices have been received by the Company from any Taxing authority with respect to possible claims for Taxes, the Company has no reason to believe that such an inquiry or notice is pending or threatened, and, to the knowledge of the Company, there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. The Company has delivered to the Purchaser copies of the federal and state income Tax Returns filed by the Company for the past three years.

                  K. Permits; Compliance with Applicable Law.

                             (i)    General.  The Company is not in default
under any, and has complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Company, the Business or any assets of the Company as to which a default or failure to comply might result, singly or in the aggregate, in a Material Adverse Effect. The Company does not have any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                            (ii)    Permits; Intellectual Property.  Set forth
in Exhibit II(K) is a complete and accurate list of all material permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company. The Permits set forth in Exhibit II(K) are all the Permits required for the conduct of the Business. All the Permits set forth in Exhibit II(K) are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened. There are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit, except where such a default, singly or in the aggregate, would not have a Material Adverse Effect. The Company does not have any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Exhibit II(K). To the knowledge of the Company, the use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit II(K) or, except for the filing of an H-S-R Form and the consent of the Florida Division, require the consent of any person. Except as set forth in Section II(K)(iii) below, the Company is not required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body.

                           (iii)    Licensing.  The operations of the Company
are licensed under the Florida Employee Leasing Act (the "Florida Act") and in each other state where the failure to be licensed, singly or in the aggregate, would have a Material Adverse Effect, and are currently in compliance in all respects with the Florida Act and with any other statute regulating professional employer organizations in such other states where the failure to comply, singly or in the aggregate, would have a Material Adverse Effect. The Company has submitted all financial statements required to be submitted by it under the Florida Act and the Company's current tangible accounting net worth and positive working capital meets the requirements of the Florida Act.

                            (iv)    Environmental.  (a)  The Company, to its
knowledge, has duly complied in all respects with, and the real estate subject to the leases listed on Exhibit II(H) and improvements thereon, and all other real estate leased by the Company, and the improvements thereon (all such owned or leased real estate hereinafter referred to collectively as the "Premises") are in compliance in all respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, except with such failure to comply, singly or in the aggregate, does not have a Material Adverse Effect.

                           (b)      The Company has not received any notice of,
and the Company does not know of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by the Company.

                  L.                Accounts Receivable; Accounts Payable.

                             (i)    The accounts receivable of the Company are
in their entirety valid accounts receivable, arising in the ordinary course of business. At the Closing, the Company shall have available to the Purchaser unrestricted cash and cash equivalents of sufficient amounts to pay any and all current obligations of the Company as they become due in the ordinary course of business, other than the expenses incurred in connection with the transactions contemplated by this Agreement as provided herein.

                            (ii)    The accounts and notes payable and other
accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Company subsequent to September 30, 1996, are in all respects valid claims that arose in the ordinary course of business, other than expenses incurred in connection with the transactions contemplated by this Agreement (to the extent payable by the Company). Since September 30, 1996, the accounts and notes payable and other accrued expenses of the Company have been paid in a manner consistent with past practice.

                  M. Contractual and Other Obligations. Set forth in Exhibit II(M) is a list and brief description of all (i) contracts or agreements having a stated dollar value in excess of $25,000, licenses, leases, arrangements (written or oral) having a stated dollar value in excess of $25,000 and other documents having a stated dollar value in excess of $25,000 to which the Company is a party or by which the Company, the Business or any of the assets of the Company is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company is in excess of $25,000; and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company nor, to the knowledge of the Company, any other party is in default in the performance of any covenant or condition under any Contract that, singly or in the aggregate, would have a Material Adverse Effect and, to the knowledge of the Company, no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract that, singly or in the aggregate, would have a Material Adverse Effect. The Company is not a party to any Contract which would terminate or be adversely affected by consummation of the transactions contemplated by this Agreement, except where such termination or adverse effect, singly or in the aggregate, would not have a Material Adverse Effect. The Company is not a party to any Contract that it expects to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                  N. Compensation. Set forth in Exhibit II(N) attached hereto is a list of all agreements (not terminable without penalty by the Company on less than 30 days' notice) between the Company and each person, other than worksite employees of the Company's employer clients ("Worksite Employees"), employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in Exhibit II(N) is a list of all employees other than Worksite Employees of the Company ("Company-Based Employees") entitled to receive annual compensation in excess of $20,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company. The Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits, except consistent with past practice, or any ownership interest in the Company or the Business.

                  O. Employee Benefit Plans. Except as set forth on Exhibit II(O) attached hereto, the Company does not maintain or sponsor, nor is it required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. Except as set forth in Exhibit II(O), all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which Company-Based Employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "Benefit Plans" and any such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply in all respects with all applicable requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable law, except where any such failure to comply, singly or in the aggregate, does not have a Material Adverse Effect, and the Company has not taken or failed to take any action with respect to the Benefit Plans or Multiemployer Plans which might create any liability on the part of the Company or the Purchaser, except where any such action or failure to act, singly or in the aggregate, does not have a Material Adverse Effect. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each Multiemployer Plan has complied in all respects with the requirements of ERISA and all other applicable laws in respect of each such Plan, except where any such failure to comply, singly or in the aggregate, does not have a Material Adverse Effect. The Company has furnished to the Purchaser copies of all existing Benefit Plans and Multiemployer Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans and Multiemployer Plans for a period of three years prior to the date hereof. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                             (i) Each Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service as to its qualification thereunder or has been drafted to comply with the requirements of such Section and, except as set forth on Exhibit II(O) attached hereto, the Company will apply for a determination letter for such Benefit Plan within the time prescribed by law;

                            (ii) No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived;

                           (iii) No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan;

                            (iv) The Company has not withdrawn (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan, or in any withdrawal or other liability of any nature to the Company or the Purchaser under any Benefit Plan or any Multiemployer Plan;

                             (v) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan or any Multiemployer Plan;

                            (vi) The excess of the aggregate present value of accrued benefits over the aggregate value of the assets of any Defined Benefit Plan (computed both on a termination basis and on an ongoing basis) is not more than $-0-, and the aggregate withdrawal liability of the Company with respect to any Multiemployer Plan assuming the withdrawal of the Company from said Multiemployer Plan, is not more than $-0-;

                           (vii) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                          (viii) Except as set forth on Exhibit II(O), there are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) (hereinafter referred to as a "Defined Contribution Plan"), with respect to services rendered by Company-Based Employees prior to the date of the Closing;

                            (ix) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or Multiemployer Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan or any Multiemployer Plans, or, to the knowledge of the Company, any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

                             (x) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have so been filed;

                            (xi) The Company has not incurred any liability to the Pension Benefit Guaranty Corporation (except for required premium payments). No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the Pension Benefit Guaranty Corporation (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by the Company; and

                           (xii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated Company-Based Employees, except as specifically required under Section 4980B of the Code. The Company has substantially complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

                  P. Labor Relations. There have been no violations that, singly or in the aggregate, would have a Material Adverse Effect of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints that, singly or in the aggregate, would have a Material Adverse Effect pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against (to the knowledge of the Company) or involving the Company. No issue with respect to union representation is pending or, to the knowledge of the Company, threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

                  Q. Increases in Compensation or Benefits. Except as set forth in Exhibit II(Q), subsequent to the date of the 1996 Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the Company-Based Employees and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit II(O); provided, however, that, except as set forth in Exhibit II(Q), no such increase in compensation or any such payment or provision was made with respect to any of the Shareholders (or any members of the families of any of the Shareholders). All bonuses heretofore granted to Company-Based Employees have been paid in full to such employees. The vacation policy of the Company is set forth in Exhibit II(Q). Except as set forth in Exhibit II(Q), no Company-Based Employee is entitled to vacation time in excess of three weeks during the current calendar year and no Company-Based Employee has any accrued vacation or sick time with respect to any prior period.

                  R. Insurance. A list and brief description of the insurance policies maintained by the Company is set forth in Exhibit II(R). Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Company has complied in all material respects with the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain in accordance with good business practices. The Company has not received any notices of any pending or threatened termination or premium increases with respect to any such policies. The Company has not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and the Company is not aware of any occurrence which may give rise to any claim of any kind not covered by insurance, subject only to the policy deductible. No third party has filed any claim against the Company or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the policy deductible. All claims against the Company or the Business covered by insurance have been reported to the appropriate insurance carrier on a timely basis. Except as set forth on Exhibit II(R), the Company has adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against the Company for occurrences prior to the date of the Closing consistent with past practices and experience.

                  S. Conduct of Business. The Company is not restricted from conducting the Business in any location by agreement or court decree.

                  T. Allowances. The Company has no obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

                  U. Use of Names. All names under which the Company currently conducts the Business are listed in Exhibit II(U). To the Company's knowledge, there are no other persons or businesses conducting businesses similar to those of the Company in the State of Florida having the right to use or using the names set forth in Exhibit A or any variants of such names; and no other person or business has ever attempted to restrain the Company from using such names or any variant thereof.

                  V. Power of Attorney. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

                  W. Litigation; Disputes. Except as set forth in Exhibit II(W), there are no claims, disputes, actions, suits, investigations or proceedings that, singly or in the aggregate, would have a Material Adverse Effect pending or, to the knowledge of the Company, threatened against or affecting the Company, the Business or any of the properties or assets of the Company, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the knowledge of the Company, threatened during the five-year period preceding the date of the Closing and, to the knowledge of the Company, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. The Company does not have any knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator where such a default, singly or in the aggregate, would have a Material Adverse Effect.

                  X. Location of Business and Assets. Set forth in Exhibit II(X) is each location (specifying state, county and city) where the Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including equipment and furniture.

                  Y. Computer Software. The Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Company's business operations (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Exhibit II(Y) (the "Licenses"). The Company has no knowledge that any of the Licenses may not be valid or enforceable by the Company or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Company has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.

                  Z. Worksite Employee Numbers. As of December 31, 1996, the worksite employee numbers of the Company are 8,637. As of December 31, 1996, the Company had paid all salaries, wages, employer's portion of social security, Medicare premiums, federal employment Taxes, health care and workers' compensation costs and state unemployment Taxes with respect to such worksite employees due and payable by such date and since November 30, 1996, the Company has continued to pay such amounts as they have become due and payable.

                  AA. Bank Accounts. Set forth in Exhibit II(AA) attached hereto is a list of all bank accounts maintained in the name of the Company and a brief description of persons having power to sign on behalf of the Company with respect to each such account.

                  BB. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Company set forth herein, in the exhibits hereto or in any document delivered by the Company to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.


III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS OF THE SHAREHOLDERS

                  Each of the Shareholders hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                  A. Authority. Such Shareholder is fully able to execute and deliver this Agreement and to perform such Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

                  B. No Legal Bar; Conflicts. Neither the execution and delivery by such Shareholder of this Agreement, nor the consummation by such Shareholder of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound.

                  C. Ownership of Shares. Such Shareholder owns his Shares free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Such Shareholder has the right to transfer his Shares to the Purchaser and, upon transfer of such Shareholder's Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to such Shareholder's Shares, free and clear of any adverse claim of which the Purchaser does not have notice.

                  D. Investment. With respect to each Shareholder who is receiving shares of NovaResource Common Stock as part of the Purchase Price for such Shareholder's Shares:

                             (i)    Such Shareholder has received a copy of
NovaCare's 1996 Annual Report to Stockholders, which contains its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. Such Shareholder has had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement.

                            (ii)    Such Shareholder understands that the
Purchaser proposes to issue and deliver to such Shareholder, under certain circumstances, shares of NovaResource Common Stock pursuant to this Agreement without compliance with the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Such Shareholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                           (iii)    Such Shareholder understands that, under
existing rules of the Securities and Exchange Commission ("SEC"), such Shareholder may be unable to sell his shares of NovaResource Common Stock except to the extent that such shares of NovaResource Common Stock may be sold (A) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (B) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (C) subject to the restrictions contained in Rule 144 under the Securities Act

("Rule 144"). Such Shareholder understands that, except pursuant to the Registration Rights Agreement (as hereinafter defined), the Purchaser is under no obligation to effect a registration of the Shareholder's shares of NovaResource Common Stock under the Securities Act.

                            (iv)    Such Shareholder is familiar with the
provisions of Rule 144 and the limitations upon the availability and applicability of such Rule.

                             (v)    Such Shareholder is a sophisticated investor
familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of NovaResource Common Stock and his financial position is such that he can afford to retain his shares of NovaResource Common Stock for an indefinite period of time without realizing any direct or indirect cash return on his investment.

                            (vi)    Such Shareholder is acquiring his shares of
NovaResource Common Stock for his account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.


IV
                     REPRESENTATIONS, WARRANTIES, COVENANTS
                         AND AGREEMENTS OF THE PURCHASER

                  The Purchaser hereby represents and warrants to, and covenants, and agrees with, the Company and the Shareholders, as of the date of the Closing, that:

                  A. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Shares.

                  B. Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or bylaws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

                  D. Capitalization. The authorized capital stock of the Purchaser consists of (i) 1,000,000 shares of preferred stock, $.01 par value per share, none of which shares are issued and outstanding, and (ii) 20,000,000 shares of NovaResource Common Stock, of which 16,187,500 shares are issued and outstanding. All of the issued and outstanding shares of NovaResource Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. 16,000,000 of the issued and outstanding shares of NovaResource Common Stock are owned beneficially and of record by NC Resources, Inc., a Delaware corporation and a wholly owned subsidiary of NovaCare. In addition, in connection with an acquisition, the Purchaser is obligated to issue additional shares of NovaResource Common Stock contingent upon achievement of certain operational targets over future periods. The number of such additional shares which will be issued cannot be determined until such periods terminate, but if the criteria are achieved, but not exceeded, the Purchaser would be obligated to issue 125,000 shares of NovaResource Common Stock. Contemporaneously herewith, the Purchaser is negotiating a number of other acquisitions. Based on the status of such negotiations as of the date hereof, if all such acquisitions were to be consummated, the Purchaser would issue 468,750 shares of NovaResource Common Stock and be obligated to issue 178,125 additional shares of NovaResource Common Stock contingent upon achievement of certain operational targets over future periods (assuming such criteria are achieved, but not exceeded). At present, the Purchaser has no employee stock purchase or stock option plans and, except as set forth above and for the transactions contemplated by this Agreement, no shares of capital stock or other securities of the Purchaser are reserved for any purpose.

                  E. NovaCare SEC Reports. As of the filing date, each report or statement filed by NovaCare with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  F. General. The Purchaser will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section VIII below).

                  G. Notices and Consents. The Purchaser will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that may be required in connection with the consummation of the transactions contemplated by this Agreement. The Purchaser (or NovaCare) will file any Notification and Report Forms and related material (the "Notification") that the Purchaser (or NovaCare) may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the H-S-R Act as soon as practically possible but in no event later than ten business days after the date of this Agreement, will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. The Purchaser will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of, government agencies and third parties that may be required to given, made, or obtained in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the Purchaser shall not be required to incur expenses that are not reasonable in connection therewith.

                  H. Preservation of Business. From and after the date of this Agreement and until the Closing, the Purchaser will keep its business and properties intact in all material respects, including its present operations, physical facilities and relationships with lessors, licensors, suppliers, customers and employees.

                  I. Notice of Developments. From and after the date of this Agreement and until the payment of the Additional Cash, the Purchaser will give prompt written notice to the Shareholders of (i) any development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Purchaser that would materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement and (ii) the filing with the SEC of the registration statement and any amendment(s) thereto with respect to the IPO, the receipt by the Purchaser of SEC comment letter(s) thereon and the effectiveness under the Securities Act of such registration statement. No disclosure by the Purchaser pursuant to this provision, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.


V
                            CONDUCT OF THE BUSINESS

                  The Company hereby covenants and agrees with the Purchaser that, except as hereafter consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing, the Company shall not:

                  A. Operation of the Business. Make a purchase, sale or lease in respect of the Company or introduce any method of management, accounting or operation in respect of the Company, except in a manner consistent with prior practice.

                  B. Accounts Receivable. Fail to maintain sales or accounts receivable on a normal basis or change the cash equivalent accounts or the methods or procedures for billing, collecting, or recording customer accounts receivable or reserves for doubtful accounts.

                  C. Properties, Plant and Equipment. Fail to maintain, repair, service, preserve, and in any way further encumber, its properties, other than accounts receivable collected upon and supplies used in the ordinary course of business after the date hereof.

                  D. No Loans, Advances, etc. Make any loans or advances, debt repayments or forgiveness, interest payments or forgiveness, or grant pay raises, bonuses or awards, or unusual salary or other payments, disbursements or other distributions, directly or indirectly, in any form to any Company-Based Employee, management personnel, director, officer or shareholder of the Company, or any relative of any such person, or entities or persons affiliated with or related to any such

Company-Based Employee, management personnel, director, officer or shareholder of the Company.

                  E. No Dividends; Distributions; Payment of Certain Indebtedness. Declare or pay any dividend or make any other distribution in respect of its capital stock, or, except as specifically contemplated by this Agreement, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of its capital stock or, except in the ordinary course of business, pay or discharge any outstanding indebtedness and in any event pay or discharge any outstanding indebtedness of any of the Shareholders, the relatives or affiliates of any of the Shareholders or of any Company-Based Employees, management personnel, directors or officers of the Company.

                  F. Preservation of Organization, Company-Based Employees and Business Relationships. Fail to use its reasonable best efforts to (i) preserve the present business organization of the Company intact; (ii) keep available the services of the present Company-Based Employees, subject to termination of employment for unsatisfactory performance from time to time in the ordinary course of business and, for any Company-Based Employee listed on Exhibit II(N), upon reasonable prior notice to the Purchaser; and (iii) preserve present relationships and goodwill with entities or persons having business dealings with the Company, including, without limitation, existing customers of the Company.

                  G. Books and Records. Fail to maintain the books and records of the Company in accordance with good business practices, on a basis consistent with prior practice.

                  H. Compliance with Laws. Fail to use its best efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to the Company and to the conduct of the Business and perform all of its obligations with respect thereto without default in any material respect.

                  I. Maintenance of Insurance. Fail to maintain and pay all premiums with respect to such policies of insurance as are currently held in the name of the Company.

                  J. Contracts. Make any change adverse to the Company in the terms of any existing Contract or fail to perform any of its obligations with respect thereto without default where such adverse change or failure to perform, singly or in the aggregate, would have a Material Adverse Effect.

                  K. Claims. Waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right the Company has against others.

                  L. Bonuses, etc. Take any action described in the first sentence of Section II(Q) hereof.

                  M. Billings; Accounts Payable. Fail to bill for services rendered or permit any account payable or accrued expense of the Company to be outstanding for more than sixty (60) days, other than accounts payable or accrued expenses being diligently contested in good faith by the Company, on a basis consistent with prior practice.

                  N. Contracts. Enter into any contract, contractual obligation, bank debt, lease, loan or other commitment, written or oral, or agreement for amounts to be due to third parties, other than in the ordinary course of business.

                  O. Encumbrances. Permit any encumbrance, lien or attachment against any of its property.

                  P. Further Information. Fail to make available to the Purchaser the books of account, records, Tax Returns, leases, contracts and other documents or agreements of the Company and the Business as the Purchaser, its counsel, its accountants and its authorized representatives may from time to time reasonably request.

                  Q. Cooperation. Fail to cooperate fully with the Purchaser, do all things reasonably necessary to assist the Purchaser and use its reasonable best efforts at its own expense to obtain all consents and approvals necessary for the transfer of the Shares, including the filing of the Notification with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the H-S-R Act as soon as practically possible but in no event later than ten business days after the date of this Agreement (and the making of any further filings pursuant thereto that may be necessary, proper or advisable), and the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought; provided, however, that the Company shall not be required to incur expenses that are not reasonable in connection therewith.


VI

                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE COMPANY,
                       THE SHAREHOLDERS AND THE PURCHASER

                  A. Publicity. Each of the Company and each of the Shareholders covenants and agrees, jointly and severally, that any and all publicity (whether written or oral) and notices to third parties (other than employees of the Company) concerning the transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser; provided, however, that any public announcement with respect to the termination of this Agreement or the transactions contemplated hereby shall be subject to the reasonable prior written approval of both the Purchaser and the Company.

                  B. Correspondence, etc. Each of the Company and the Shareholders covenants and agrees, jointly and severally, that each of them will promptly make available to the Purchaser upon reasonable request, all inquiries, correspondence and other materials received by any of them from any person or entity relating to the ordinary course of business of either the Company or the Business.

                  C. Confidentiality. Each of the Company, the Purchaser and each of the Shareholders covenants and agrees that it or he shall keep confidential any and all nonpublic information relating to the Purchaser (with respect to the Company and each of the Shareholders) or, prior to the Closing, the Company or the Business (with respect to the Purchaser), and none of them shall disclose such information without the prior written consent of the other party.


VII
                                    CLOSING

                  A. Time and Place of Closing. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 10:00 A.M., local time, at such date as shall be mutually agreed upon within five (5) business days after the later of (i) the date the Company receives the consent of the Florida Division to the transactions contemplated hereby and (ii) the expiration or termination of the waiting period under the H-S-R Act. Notwithstanding the foregoing, this Agreement may be terminated by either the Company and the Shareholders, on the one hand, or the Purchaser, on the other hand, with no liability on the part of any party hereto, if the Closing has not occurred prior to or on March 10, 1997 solely as the result of the failure (i) to obtain the consent of the Florida Division or (ii) of the waiting period under the H-S-R Act to expire or terminate; provided, however, that such date shall be extended to April 10, 1997 if the Closing has not occurred prior to or on March 10, 1997 solely because of a request by the Antitrust Division of the United States Department of Justice or the Federal Trade Commission for additional information under the H-S-R Act.

                  B. Delivery of the Shares. Delivery of the Shares shall be made by the Shareholders to the Purchaser at the Closing by delivering one or more certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer Taxes, against payment of the Purchase Price payable at the Closing.

                  C. Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Shareholders when due, and each of the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.


VIII

              CONDITIONS TO THE SHAREHOLDERS' OBLIGATION TO CLOSE

                  The obligation of the Shareholders to sell the Shares and the obligation of the Shareholders otherwise to consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Shareholders (acting jointly) in writing in their sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

                  A. Opinions of Counsel. The Company and the Shareholders shall have received opinions of Peter D. Bewley, Esq., inside counsel for the Purchaser and NovaCare, and Haythe & Curley, outside counsel for the Purchaser and NovaCare, delivered to the Company and the Shareholders pursuant to the instructions of the Purchaser and NovaCare, dated the date of the Closing, substantially to the effect set forth in Exhibit VIII(A) attached hereto.

                  B. No Litigation. No action, suit or proceeding against the Company, any of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Purchaser shall deliver to the Company and the Shareholders a certificate dated the date of the Closing to such effect.

                  D. Covenants. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects, and, on the date of the Closing, the Purchaser shall deliver to the Shareholders a certificate dated the date of the Closing to such effect.

                  E. Other Certificates. The Shareholders shall have received such additional certificates, instruments and other documents in form and substance reasonably satisfactory to them and their counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby.

                  F. Deliveries. All deliveries by the Purchaser required hereunder shall have been made.

                  G. Payment of the Purchase Price. Each of the Shareholders shall have received from the Purchaser (i) a cashier's check made payable to the order of, or a wire transfer to an account designated by, each of the Shareholders in the amount set forth opposite such Shareholder's name on
Schedule I hereto and (ii) a certificate representing the number of shares of NovaResource Common Stock set forth opposite such Shareholder's name on Schedule I hereto.

                  H. Employment Agreement. The Purchaser and James Boyd shall have entered into an employment agreement substantially in the form of Exhibit VIII(H) attached hereto (the "Employment Agreement").

                  I. Stockholders Agreement. The Purchaser and the Shareholders shall have entered into a stockholders agreement (the "Stockholders Agreement") substantially in the form of Exhibit VIII(I) attached hereto.

                  J. Governmental Consent. The Shareholders shall have received evidence of the consent of the Florida Division to the transactions contemplated hereby and the waiting period under the H-S-R Act shall have expired or been terminated.

                  K. Guaranty. NovaCare, Inc., a Delaware corporation ("NovaCare"), shall have issued and delivered a guaranty (the "Guaranty") in favor of the Shareholders, substantially in the form of Exhibit VIII(K) attached hereto.

                  L. Registration Rights Agreement. The Purchaser and the Shareholders shall have entered into a registration rights agreement (the "Registration Rights Agreement") substantially in the form of Exhibit VIII(L) attached hereto.

                  M. Boyd Non-Competition Agreement. The Purchaser and Wilbur Boyd ("Boyd") shall have entered into a non-competition agreement (the "Non-Competition Agreement") substantially in the form of Exhibit VIII(M) attached hereto.

                  N. Third Party Consents. The Shareholders shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Company, the Purchaser, NovaCare or any of the Shareholders to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Shareholders.

                  O. No Material Adverse Change. No material adverse change shall have occurred in the assets, liabilities, business, financial condition, operations, results of operations or future prospects of the Purchaser or NovaCare which would materially adversely affect the ability of the Purchaser or NovaCare to consummate the transactions contemplated by this Agreement or the Guaranty, respectively.


IX

               CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  The obligation of the Purchaser to purchase the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company and each of the Shareholders hereby agrees to use its or his best efforts to satisfy at or prior to the Closing:

                  A. Opinions of Counsel. The Purchaser shall have received opinions of Broad and Cassel and Greene, Donnelly, Schermer, Tipton & Moseley, counsel for the Company and the Shareholders, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholders, dated the date of the Closing, substantially to the effect set forth in Exhibit IX(A) attached hereto.

                  B. No Litigation. No action, suit or proceeding against the Company, any of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Company and each of the Shareholders herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Company and each of the Shareholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and each of the Shareholders on or before the date of the Closing shall have been duly complied with and performed in all material respects and, on the date of the Closing, the Company and each of the Shareholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                  D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Company, the Purchaser, NovaCare or any of the Shareholders to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser, NovaCare or the Company.

                  F. Governmental Approval. The Purchaser shall have received evidence of the consent of the Florida Division to the transactions contemplated hereby and the waiting period under the H-S-R Act shall have expired or terminated.

                  G. Employment Agreement. The Purchaser and James Boyd shall have entered into the Employment Agreement.

                  H. Stockholders Agreement. The Purchaser and the Shareholders shall have entered into the Stockholders Agreement.

                  I. Deliveries. All deliveries by the Company and the Shareholders required hereunder shall have been made.

                  J. Shares. All of the Shares shall have been sold by the Shareholders and delivered to the Purchaser.

                  K. Boyd Non-Competition Agreement. The Purchaser and Boyd shall have entered into the Non-Competition Agreement.


X
                                INDEMNIFICATION

                  A. Indemnification by the Shareholders. Each of the Shareholders, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages", the amount of which shall be calculated without regard to any Material Adverse Effect or similar threshold), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser and/or the Company as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties (such inaccuracy to be determined without regard to any Material Adverse Effect or similar qualification contained therein) made by, the Company (even though such representations and warranties are not made by the Shareholders) or any of the Shareholders herein. For purposes hereof "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser and/or the Company, including, without limitation, in any action or proceeding between the Purchaser and/or the Company and any of the Shareholders or in any action or proceeding between the Purchaser and/or the Company and any third party. In addition to the right of the Purchaser to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any (A) payments to be made by the Purchaser pursuant to Section I(B)(ii) or I(F) hereof or (B) Earn-Out Payments or Additional Payments due and payable to the Shareholders as provided for in Section I(C) or I(D) hereof; provided, however, that the Purchaser shall not have the right to set off under this Section X(A) the amount of the Purchaser's Damages which it may sustain or incur by reason of a breach of any of the Shareholders' covenants contained in Section XI hereof and provided further, that if the amount to be set off under this Section X(A) is less than the amount of the payment due to be made by the Purchaser, the Purchaser shall not withhold such excess amount or otherwise fail to pay it when due. In the event that the Purchaser exercises its right under this Section X(A) to set off the amount of any of its Damages against any of the Earn-Out Payments or Additional Payments and any of the Shareholders disputes the validity of the Damages, the Purchaser agrees to place such disputed amount in an interest-bearing (with respect to the cash portion of such payment) escrow account to be held by Haythe & Curley until the dispute is resolved pursuant to the terms of this Section X and Section XIII(G) hereof.

                  B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless each of the Shareholders from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholder's Damages"; the Shareholder's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholder's Counsel Expenses (as hereinafter defined), sustained or incurred by any of the Shareholders as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein or by NovaCare in the Guaranty. For purposes hereof "Shareholder's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by any of the Shareholders, including, without limitation, in any action or proceeding between any of the Shareholders and the Purchaser and/or the Company or in any action or proceeding between any of the Shareholders and any third party.

                  C. Procedure for Indemnification. In the event that any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section X, the party from whom such indemnity may be sought (the "Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. The Indemnifying Party shall within 30 days pay to the Indemnified Party the amount of the Damages so specified.

                  D. Subrogation. The Shareholders shall be subrogated to all rights of the Purchaser or the Company with respect to any claim for which the Purchaser or the Company has been indemnified by the Shareholders hereunder; provided, that, the Purchaser shall not be required to make any claim against the Company or any other party in order to pursue any claim against any of the Shareholders; provided further, that none of the Shareholders shall be entitled to any indemnification or right of contribution from the Company (except insofar as a Shareholder may be entitled thereto in such Shareholder's capacity as a past or present officer or director of the Company, provided, that, any indemnification or contribution payments made by the Company may constitute Purchaser's Damages) or have any other rights against the Company in connection with any claim made hereunder and provided further that nothing contained in this Section X(D) shall permit the Purchaser to assert any claim against the Shareholders unless the Purchaser has incurred Purchaser's Damages as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Company or any of the Shareholders herein as set forth in Section X(A) hereof.

                  E. Limits on Indemnification.

                           (i) No Indemnified Party shall be entitled to
indemnification pursuant to this Section X unless and until the aggregate amount of Damages with respect to which the Purchaser and the Company or any of the Shareholders, as the case may be, is entitled to indemnification under this
Section X exceeds $150,000, and then only for such excess amount, if any.

                           (ii) The aggregate liability of the Shareholders for
Damages arising out of breaches of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations and warranties made by, the Company and the Shareholders contained in this Agreement shall be limited to the sum (the "Shareholder Limit") of (x) $2,000,000 payable in cash and (y) the NovaResource Shares valued at $16 per share payable in kind provided that the Shareholder Limit shall be increased from time to time by any amounts paid, or which would be payable except for the offset provisions contained in
Section X(A) hereof, as Earn-Out Payments or Additional Payments, and the aggregate liability of any Shareholder therefor shall be limited to such Shareholder's pro rata share of the Shareholder Limit (based upon such Shareholder's percentage allocation of the Purchase Price as set forth in
Schedule I). In the event that the Purchaser shall not be entitled to receive Purchaser's Damages because such Purchaser's Damages exceed the Shareholder Limit as in effect at the time, but there is an increase in the Shareholder Limit because the Shareholders have become entitled to receive an Earn-Out Payment and Additional Payment, if applicable, the Purchaser shall be entitled to recover such excess Purchaser's Damages by offsetting the amount thereof against the amount of such Earn-Out Payment and Additional Payment, if applicable.


XI
                           NON-COMPETITION AGREEMENT

                  Following the consummation of the transactions contemplated hereby, and in consideration thereof, none of the Shareholders (other than James Boyd who shall be subject to the non-competition agreement contained in the Employment Agreement) shall (i) subsequent to the date of the Closing and until five years after the date of the Closing (except that such period shall terminate 15 months after the date of the Closing in the case of Wayne Lynn), directly or indirectly, (a) engage, whether as principal, agent, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), distributor, representative, stockholder (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within the counties of Florida set forth in Exhibit XI hereto, which is competitive with the Purchaser's business as a professional employer organization, (b) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group (as hereinafter defined) any person who was or is at the time of the solicitation or enticement a director, officer, employee or agent of such member of the Purchaser Group, either on any of the Shareholders' own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (c) solicit or entice or endeavor to solicit or entice away any person who was or is at the time of the solicitation or enticement a client or customer of any member of the Purchaser Group, either on any of the Shareholders' own account or for any other person, firm, corporation or organization, (d) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (e) take any action or make any statement the intended effect of which would be otherwise detrimental in any material respect to the Purchaser and/or the Company, including any action or statement intended, directly or indirectly, to benefit in any material respect a competitor of any member of the Purchaser Group or
(ii) at any time, take any action or make any statement the intended effect of which would be, directly or indirectly, to impair in any material respect the good will of any member of the Purchaser Group or the business reputation or good name of any member of the Purchaser Group. Because the remedy at law for any breach of the foregoing provisions of this Section XI would be inadequate, any affected member of the Purchaser Group is entitled to seek specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions in a court of competent jurisdiction, as provided for in Section XIII(F) hereof.

                  The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                  For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and parent entities operating in the same lines of business.


XII
                              BROKERS AND FINDERS

                  A. The Shareholders' Obligation. Except as otherwise provided in this Agreement, neither the Purchaser nor the Company shall have any obligation to pay any fee or other compensation to any person, firm or corporation, other than Josephthal Lyon & Ross Incorporated ("Josephthal"), dealt with by the Company or any of the Shareholders in connection with this Agreement and the transactions contemplated hereby, and each of the Shareholders, jointly and severally, hereby agrees to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                  B. The Purchaser's Obligation. Neither the Company nor any of the Shareholders shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save each of the Shareholders harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.


XIII
                                 MISCELLANEOUS

                  A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by confirmed telecopy, overnight delivery service or registered or certified mail, postage prepaid, as follows:

     (1)      If to the Shareholders or, prior to the Closing, the Company:

              Ms. Valerie Boyd
              Employee Services of                 (prior to the Closing)
                America, Inc.
              402 43rd Street West
              Bradenton, Florida  34209
              Telecopy No.:   (941) 748-5145
              Telephone No.: (941) 746-0004

              15000 Old 41 North                           (subsequent to
              Naples, Florida  34110                        the Closing)
              Telecopy No.:   (941) 597-2163
              Telephone No.: (941) 597-3131

              with copies to:

              Broad and Cassel
              Miami Center, Suite 3000
              201 South Biscayne Boulevard
              Miami, Florida 33131
              Attention:  William C. Phillippi, P.A.
              Telecopy No.:  (305) 373-9493
              Telephone No.: (305) 373-9400

              Josephthal Lyon & Ross Incorporated
              200 Park Avenue, 24th Floor
              New York, New York  10166
              Attention:  Mr. Robert W. Wien
              Telecopy No.:  (212) 949-9887
              Telephone No.: (212) 907-4188

     (2)      If to the Purchaser or, subsequent to the Closing, the Company:

              NovaResource, Inc.
              1016 West Ninth Avenue
              King of Prussia, Pennsylvania  19406
              Attention:  President
              Telecopy No.:  (610) 992-3328
              Telephone No.: (610) 992-7200

              with a copy to:

              NovaCare, Inc.
              1016 West Ninth Avenue
              King of Prussia, Pennsylvania  19406
              Attention:  General Counsel
              Telecopy No.:   (610) 992-3328
              Telephone No.:  (610) 992-7200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, the next business day if sent by overnight delivery service, and three business days after the date of mailing, if mailed.

                  B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive closing, notwithstanding any investigation at any time made by or on behalf of any party hereto; provided, however, that the pre-Closing representations and warranties of the Company and the Shareholders shall expire nine months after the date of the Closing and of the Purchaser shall expire upon payment of the Additional Cash to the Shareholders; except (i) for covenants and agreements to be performed subsequent to the Closing and (ii) that nothing in the foregoing shall be deemed to diminish any Indemnifying Party's indemnification obligations to an Indemnified Party respecting (a) any matter for which written notice to the Indemnifying Party has been given prior to the end of the applicable indemnification period, and (b) claims for indemnification for Tax matters and common law fraud, which shall survive for the duration of the applicable statutes of limitations.

                  C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. Each of the Shareholders agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the Financial Statements.

                  E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not bear any of such expenses other than the fees and expenses of Josephthal as provided in their engagement letter dated September 30, 1996, and reasonable attorneys fees (up to $30,000) and expenses of Broad and Cassel, counsel for the Company and the Shareholders.

                  F. Injunctive Relief. Notwithstanding the provisions of
Section XIII(G) hereof, in the event of a breach or threatened breach by any of the Shareholders of the provisions of Section XI of this Agreement, the Purchaser shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section XIII(G) hereof to seek an injunction or similar equitable relief restraining any of the Shareholders, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by any of the Shareholders, as the case may be, under any such provision, without the necessity of showing that money damages would not afford an adequate remedy. The parties hereto hereby consent to the exclusive jurisdiction of the federal courts for the Middle District of Florida and the Florida state courts located in such District for any proceedings under this Section XIII(F). The parties hereto agree that the availability of arbitration in Section XIII(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section XIII(F).

                  G.                Dispute Resolution.

                           (i)  Arbitration.  The parties shall attempt amicably
to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to J.A.M.S./Endispute for final binding arbitration, which shall be conducted by a single arbitrator, who, if possible, shall have actual experience in the business of professional employer organizations and who shall not be a retired judge (the "Arbitrator"), in the Bradenton, Florida area, pursuant to J.A.M.S./Endispute's Arbitration Rules (the "Rules"). Notwithstanding anything to the contrary contained in the Rules, the Arbitrator shall not award exemplary, incidental, punitive or special damages.

                           (ii)  Procedure.  If any party shall desire relief of
any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year, subject to the provisions of Section XIII(B), after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. The time period for discovery, including depositions, shall be limited to 30 calendar days after the appointment of the Arbitrator. The hearings in connection with the arbitration shall be limited to 10 business days that start no later than 30 calendar days after the appointment of the Arbitrator. The Arbitrator shall render a decision in connection with the arbitration within 30 calendar days after the end of the hearings. The Arbitrator shall award the prevailing party its costs for the arbitration proceeding, including its reasonable attorneys' fees and costs. The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable (except as provided in Section XIII(F) hereof), or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought. Any equitable relief awarded under
Section XIII(F) hereof shall be dissolved upon issuance of the Arbitrator's decision and order.

                  H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Purchaser and the Company, respectively, and the legal representatives and heirs of each of the Shareholders.

                  J. Time. Time is of the essence in the performance of this Agreement.

                  K. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles; except that Section XI of this Agreement shall be construed pursuant to and in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

                  L. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


                              *        *        *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                        EMPLOYEE SERVICES OF AMERICA, INC.


                        By:___________________________
                           Name:
                           Title:


                        EMPLOYEE SERVICES OF FLORIDA, INC.


                        By:____________________________
                           Name:
                           Title:


                        EMPLOYERS RISK MANAGEMENT, INC.


                        By:____________________________
                           Name:
                           Title:


                        EMPLOYEE BENEFITS MANAGEMENT, INC.


                        By:____________________________
                           Name:
                           Title:


                        EMPLOYERS' DIVERSIFIED SERVICES, INC.


                        By:____________________________
                           Name:
                           Title:

                        ________________________________________________________
                        Valerie Boyd, as Trustee of the Wilbur H. Boyd Two Year Grantor Retained Annuity Trust



                        ________________________________________________________
                        Valerie Boyd, as Trustee of the Fay T. Boyd Five Year Grantor Retained Annuity Trust



                        ________________________________________________________
                                                                   Suzan F. Boyd

                        ________________________________________________________
                                                                    Valerie Boyd


                        ________________________________________________________
                                                                   Wayne R. Lynn


                        ________________________________________________________
                                                                Edward G. Chiles


                        ________________________________________________________
                                                                  Anne H. Chiles


                        ________________________________________________________
                                                                   Lawton Chiles


                        ________________________________________________________

                                                                  Rhea G. Chiles


                        ________________________________________________________
                                                                   James E. Boyd



                        ________________________________________________________
                                                                     Sandra Boyd


                        ________________________________________________________
                                                                   Milton S. May


                        ________________________________________________________
                                                                   Brenda B. May


                               NOVARESOURCE, INC.


                                            By:______________________
                                               Name:
                                               Title:

         For the sole purpose of agreeing to issue and deliver the Guaranty in the form of Exhibit VIII(K) at the Closing pursuant to Section VIII(K) hereof and to file the Notification under the H-S-R Act pursuant to Section V(G) hereof:

                                    NOVACARE, INC.


                                            By:______________________
                                               Name:
                                               Title: